Exhibit 99.1

THE LGL GROUP, INC. REPORTS second QUARTER 2024 RESULTS

ORLANDO, FL. – August 13, 2024 – The LGL Group, Inc. (NYSE American: LGL) ("LGL," "LGL Group," or the "Company") announced today its financial results for the second quarter ended June 30, 2024.

Second Quarter 2024

•	Total revenues increased $347,000 to $1,068,000 for the three months ended June 30, 2024 from $721,000 for the three months ended June 30, 2023
•

Income from continuing operations before income taxes and after non-controlling interests increased $345,000 to $213,000 for the three months ended June 30, 2024 from ($132,000) for the three months ended June 30, 2023

•	Net income per diluted share increased $0.04 to $0.02 for the three months ended June 30, 2024 from ($0.02) for the three months ended June 30, 2023

Fiscal Year to Date 2024

•	Total revenues increased $251,000 to $1,956,000 for the six months ended June 30, 2024 from $1,705,000 for the six months ended June 30, 2023
•

Income from continuing operations before income taxes and after non-controlling interests increased $152,000 to $270,000 for the six months ended June 30, 2024 from $118,000 for the six months ended June 30, 2023

•	Net income per diluted share increased $0.02 to $0.03 for the six months ended June 30, 2024 from $0.01 for the six months ended June 30, 2023
•	Cash and cash equivalents and marketable securities were $41,092,000 as of June 30, 2024

"With our sales and marketing initiatives starting to bear fruit, we are pleased with the improved performance within our Electronic Instruments segment. Additionally, we are actively pursuing investment opportunities to enhance shareholder value within our Merchant Investment segment," said Tim Foufas, Co-Chief Executive Officer.

Consolidated Results

Second quarter 2024 net income available to LGL Group common stockholders was $137,000, or $0.02 per diluted share, compared with ($130,000), or ($0.02) per diluted share, in the second quarter of 2023. The increase was primarily due to:

•	higher Net sales due to higher product shipments during Q2 2024 and higher backlog as of March 31, 2024; and
•	higher Net investment income on investments in U.S. Treasury money market funds due to the repositioning of the portfolio into U.S. Treasury money market funds that occurred during 2023.

Gross Margin

Gross margin increased to 59.7% for the three months ended June 30, 2024 compared to 48.4% for the three months ended June 30, 2023. The increase was primarily due to higher sales of higher margin products.

Fiscal year to date 2024 net income available to LGL group common stockholders was $158,000, or $0.03 per diluted share, compared with $27,000, or $0.01 per diluted share, in 2023. The increase was primarily due to:

•	higher Net sales driven by operational efficiencies and higher product shipments; and
•	higher Net investment income on investments in U.S. Treasury money market funds due to the repositioning of the portfolio into U.S. Treasury money market funds that occurred during 2023.

Gross Margin

Gross margin increased to 54.7% for the six months ended June 30, 2024 compared to 52.6% for the six months ended June 30, 2023 reflecting increased sales of higher margin products.

Backlog

As of June 30, 2024, our order backlog was $737,000, an increase of $594,000 from $143,000 as of December 31, 2023 and an increase of $413,000 from $324,000 as of June 30, 2023. The backlog of unfilled orders includes amounts based on signed contracts, which we have determined are firm orders likely to be fulfilled primarily in the next 12 months but most of the backlog will ship in the next 90 days.

Liquidity

Our working capital metrics were as follows:

(in thousands)	June 30, 2024	December 31, 2023
Current assets	$42,003	$41,566
Less: Current liabilities	621	474
Working capital	$41,382	$41,092

As of June 30, 2024, LGL Group had investments (classified within Cash and cash equivalents and Marketable securities) with a fair value of $41.1 million, of which $23.8 million was held within the Merchant Investment business.

About The LGL Group, Inc.

The LGL Group, Inc. ("LGL," "LGL Group," or the "Company") is a holding company engaged in services, merchant investment and manufacturing business activities. Precise Time and Frequency, LLC ("PTF") is a globally positioned producer of industrial Electronic Instruments and commercial products and services. Founded in 2002, PTF operates from our design and manufacturing facility in Wakefield, Massachusetts. Lynch Capital International LLC is focused on the development of value through investments.

LGL was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. We maintain our executive offices at 2525 Shader Road, Orlando, Florida 32804. Our telephone number is (407) 298-2000. Our Internet address is www.lglgroup.com. LGL common stock and warrants are traded on the NYSE American ("NYSE") under the symbols "LGL" and "LGL WS", respectively.

LGL Group's business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. The Company's engineering and design origins date back to the early 1900s. In 1917, Lynch Glass Machinery Company ("Lynch Glass"), the predecessor of LGL Group, was formed and emerged in the late 1920s as a successful manufacturer of glass-forming machinery. Lynch Glass was then renamed Lynch Corporation ("Lynch") and was incorporated in 1928 under the laws of the State of Indiana. In 1946, Lynch was listed on the "New York Curb Exchange," the predecessor to the NYSE American. The Company has a had a long history of owning and operating various business in the precision engineering, manufacturing, and services sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contact:

The LGL Group, Inc.

Christopher Nossokoff

(407) 298-2000

info@lglgroup.com

The LGL Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share data)	2024	2023	2024	2023
Revenues:
Net sales	$531	$403	$923	$844
Net investment income	538	275	1,037	473
Net (losses) gains	(1)	43	(4)	388
Total revenues	1,068	721	1,956	1,705
Expenses:
Manufacturing cost of sales	214	208	418	400
Engineering, selling and administrative	617	645	1,222	1,187
Total expenses	831	853	1,640	1,587
Income (loss) from continuing operations before income taxes	237	(132)	316	118
Income tax (benefit) expense	76	(2)	112	63
Net income (loss) from continuing operations	161	(130)	204	55
Income (loss) from discontinued operations, net of tax	—	—	—	(28)
Net income (loss)	161	(130)	204	27
Less: Net income attributable to non-controlling interests	24	—	46	—
Net income (loss) attributable to LGL Group common stockholders	$137	$(130)	$158	$27

Income (loss) per common share attributable to LGL Group common stockholders:
Basic (a):
Income (loss) from continuing operations	$0.03	$(0.02)	$0.03	$0.01
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income (loss) attributable to LGL Group common stockholders	$0.03	$(0.02)	$0.03	$0.01

Diluted (a):
Income (loss) from continuing operations	$0.02	$(0.02)	$0.03	$0.01
Income (loss) from discontinued operations	—	—	—	(0.01)
Net income (loss) attributable to LGL Group common stockholders	$0.02	$(0.02)	$0.03	$0.01

Weighted average shares outstanding:
Basic	5,352,937	5,352,937	5,352,937	5,352,937
Diluted	5,482,543	5,352,937	5,548,869	5,352,937
(a)	Basic and diluted earnings per share are calculated using actual, unrounded amounts. Therefore, the components of earnings per share may not sum to its corresponding total.

The LGL Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)	June 30, 2024	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$41,074	$40,711
Marketable securities	18	22
Accounts receivable, net of reserves of $52 and $58, respectively	339	356
Inventories, net	336	204
Prepaid expenses and other current assets	236	273
Total current assets	42,003	41,566
Right-of-use lease assets	41	75
Intangible assets, net	46	57
Deferred income tax assets	157	152
Total assets	$42,247	$41,850

Liabilities:
Total current liabilities	621	474
Non-current liabilities	722	694
Total liabilities	1,343	1,168

Stockholders' equity:
Total LGL Group stockholders' equity	38,938	38,762
Non-controlling interests	1,966	1,920
Total stockholders' equity	40,904	40,682
Total liabilities and stockholders' equity	$42,247	$41,850

The LGL Group, Inc.

Segment Results

(Unaudited)

	Three Months Ended June 30,
(in thousands)	2024	2023	$ Change	% Change
Revenues:
Electronic Instruments	$531	$403	$128	31.8%
Merchant Investment	315	—	315	n/m
Corporate	222	318	(96)	-30.2%
Total revenues	1,068	721	347	48.1%

Expenses:
Electronic Instruments	457	381	76	19.9%
Merchant Investment	78	—	78	n/m
Corporate	296	472	(176)	-37.3%
Total expenses	831	853	(22)	-2.6%

Income (loss) from continuing operations before income taxes
Electronic Instruments	74	22	52	236.4%
Merchant Investment	237	—	237	n/m
Corporate	(74)	(154)	80	-51.9%
Income from (loss) continuing operations before income taxes	237	(132)	369	-279.5%
Income tax expense (benefit)	76	(2)	78	-3900.0%
Net income (loss) from continuing operations	161	(130)	291	-223.8%
Income (loss) from discontinued operations, net of tax	—	—	—	n/m
Net income (loss)	161	(130)	291	-223.8%
Less: Net income attributable to non-controlling interests	24	—	24	n/m
Net income (loss) attributable to LGL Group common stockholders	$137	$(130)	$267	-205.4%

The LGL Group, Inc.

Segment Results

(Unaudited)

	Six Months Ended June 30,
(in thousands)	2024	2023	$ Change	% Change
Revenues:
Electronic Instruments	$923	$844	$79	9.4%
Merchant Investment	604	—	604	n/m
Corporate	429	861	(432)	-50.2%
Total revenues	1,956	1,705	251	14.7%

Expenses:
Electronic Instruments	847	750	97	12.9%
Merchant Investment	127	—	127	n/m
Corporate	666	837	(171)	-20.4%
Total expenses	1,640	1,587	53	3.3%

Income (loss) from continuing operations before income taxes
Electronic Instruments	76	94	(18)	-19.1%
Merchant Investment	477	—	477	n/m
Corporate	(237)	24	(261)	-1087.5%
Income from continuing operations before income taxes	316	118	198	167.8%
Income tax expense	112	63	49	77.8%
Net income (loss) from continuing operations	204	55	149	270.9%
Income (loss) from discontinued operations, net of tax	—	(28)	28	-100.0%
Net income	204	27	177	655.6%
Less: Net income attributable to non-controlling interests	46	—	46	n/m
Net income attributable to LGL Group common stockholders	$158	$27	$131	485.2%